EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this ___ day of ___________, 20___, by and between Advanced Emissions Solutions, Inc., a Delaware corporation, whose principal offices are located at 9135 S. Ridgeline Blvd., Suite 200, Highlands Ranch, Colorado 80129 (the "Company"), and ____________________ (the "Employee") whose address is ________________
________________________________________________________________________________.

RECITALS:

A.	The Company has made Employee an offer of employment.

B.	Employee desires to accept the offer.

C.	The Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment.

NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.
The following capitalized terms used in this Agreement are defined as follows:

a)	"Invention" shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.

b)
"Copyright Works" shall mean all literary works, graphic works, pictorial works and other creative works for which copyright protection may be obtained, including without limitation proposals and computer software /documentation.

c)
"Confidential Information" shall mean all Inventions, Copyright Works, data, specifications, know-how, lists, printed materials, technical information, cost/pricing/marketing information and other subject matter that is not available to the general public in a substantially identical form without restriction.

d)
"Affiliate" or "Affiliates" shall mean any company, corporation, limited liability company, partnership or other entity which from time to time is directly or indirectly and in whole or in part controlled by, under common control with, or controls Company.

2.	Employment.
The Company hereby employs the Employee and Employee hereby accepts such employment upon the terms and conditions set forth herein.

3.	Position, Duties and Authority.
During the term of this Agreement, Employee shall be employed as XXXXXXXX. This is a full-time, salaried/hourly, exempt/non-exempt position.

Employee acknowledges that during the term of his/her employment with Company, in addition to Employee's duties for Company, Employee may also collaborate with, receive information from, or disclose information to one or more of Company's Affiliates ("Affiliate Interaction"). Employee agrees that any disclosure, ownership or protection of Inventions, Copyright Works or Confidential Information, whether owned by Company or its Affiliates, obtained or resulting from the Affiliate Interaction will be governed by the terms of this Agreement as if owned by Company.

4.	Obligations of Employee.
Employee hereby agrees that he/she will devote a minimum of 40 hours per week to the fulfillment of his/her obligations hereunder.

5.	Compensation and Benefits.
In consideration of Employee's agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:

a)	Benefits.
Employee shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Employee Handbook.

b)	Compensation.
The Company shall pay Employee hourly bi-weekly salary of $X,XXX.XX (equating to an annualized salary of $XXX.XXX.XX) as part of the Company’s normal payroll procedures. Increases in compensation, if any, shall be at the discretion of the Executive Officers of the Company.

6.    Disclosure/Ownership of Invention and Confidential Information.

a)	Prior to Employment
Employee agrees that Exhibit A provides adequate description and disclosure of Inventions, Copyright Works and Confidential Information considered owned by Employee or third party with whom Employee is contractually bound prior to becoming employed by the Company. Throughout the term of this agreement and following its termination, even in the case of breach of contract by either party, the items identified in Exhibit A are considered the property of Employee (“Employee Intellectual Property”) or of a third-party (“Third Party Intellectual Property”). Although Exhibit A may not be all inclusive of all intellectual property owned by Employee or third parties, any ownership rights Employee wishes to defend must be itemized in Exhibit A. Employee may amend Exhibit A at any time as long as the claim can be supported with documentation demonstrating the rightful ownership of the Employee or third party.

b)	During Employment
Employee agrees that during the term of Employee's employment with Company, Employee will immediately disclose in writing to Company all Inventions and Confidential Information which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) relates to the actual or anticipated business of the Company and/or relates to the actual or anticipated research or development activities of the Company and/or is otherwise suggested by or results from any activity performed on behalf of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Information disclosed and to be disclosed by Employee to Company during the term of Employee's employment with Company will be the sole and exclusive property of the Company.

c)	Post Employment
Employee further agrees that, during the two (2) year period following any termination of Employee's employment with the Company, Employee will immediately disclose in writing to the Company all Inventions and Confidential Information which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Information of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Information to be disclosed by Employee to Company during the two (2) year period following the termination of Employee's employment with Company will become the sole and exclusive property of the Company.

7.	Assignment of Inventions and Confidential Information/ Documentation/ Commercialization.

a)	Assignment.
Employee hereby assigns to Company the Employee's entire right, title and interest in and to all Inventions and Confidential Information disclosed and to be disclosed by Employee to Company pursuant to Sections 6 (b) and (c).

b)	Documentation.
Employee agrees to execute, cooperate in the preparation of and deliver to the Company, both during the term of Employee's employment with the Company and thereafter, any and all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the full right, title and interest to all Inventions and Confidential Information disclosed and to be disclosed by Employee to Company, including without limitation, the execution and delivery of patent assignments and, at Company's legal expense, the preparation of patent applications.

c)	Commercialization.
Employee acknowledges and agrees that with respect to all Inventions and Confidential Information transferred by Employee to Company, Company is not obligated to commercialize the same, and that if Employee desires to independently commercialize any of said inventions and/or Confidential Information, Employee must request and obtain a written license from Company beforehand, which license request may be declined by Company in its sole discretion.

8.    Copyright Works.
Employee agrees that all Copyright Works and contributions to Copyright Works prepared by Employee within the scope of Employee's employment with the Company will be deemed "works for hire" and will be owned by the Company, and Employee agrees to execute all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the Company's rights in such Copyright Works and contributions. Employee further agrees that unless expressly authorized by the Company in writing, Employee will not independently prepare or otherwise distribute or publish any Copyright Work that embodies any Confidential Information owned by the Company or held in Confidence by the Company for any third party, including without limitation, all Confidential Information disclosed and to be disclosed by Employee to the Company.

9.    Written Records.
Employee agrees that to the extent reasonably possible, Employee will maintain written records of all Inventions and Confidential Information conceived or generated by Employee in the course of Employee's performance of services for the Company, which records will be the exclusive property of the Company and will be available to the Company at all times.

10.    Restrictive Obligations Relating to Confidential Information.

a)	Obligations to Company.
Employee agrees to maintain in strict confidence, and agrees not to use, disclose, reproduce or publish, except to the extent necessary in the course of the Employee's performance of services for the Company and/or as otherwise authorized by Company, any Confidential Information owned by the Company or held in confidence by the Company for any third-party, including without limitation, all Confidential Information disclosed and to be disclosed by Employee to the Company.

b)	Prior Obligations to Third-Parties.
Employee agrees that, in the course of Employee's employment with the Company, Employee will not use or disclose any third party Confidential Information with respect to which Employee, prior to Employee's initiation of employment with the Company, assumed obligations restricting such use or disclosure.

11.    Conflicting Obligations.

a)    Prior Obligations.
Employee acknowledges and agrees that Employee is under no obligations to any third party which conflict or may conflict, in any way, with any of the Employee's obligations hereunder.

b)	Assumption of Obligations.
Employee agrees that, during the term of Employee's employment with the Company, Employee will not assume any obligations to any third- party that would conflict with any of Employee's obligation hereunder. Employee further agrees that, during the term of Employee's employment with the Company, Employee will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.

12.    Termination of Employment.

a)	Continuing Obligations.
Employee's obligations under Sections 7 through 10 of this Agreement will continue after any termination of Employee's employment with the Company.

b)	Submission of Materials.
Upon any termination of Employee's employment with Company, Employee will submit to the Company all materials within Employee's possession that constitute or include

Confidential Information owned by the Company or held in confidence by the Company for any third-party.

c)	Exit Interview.
Upon termination of Employee's employment with the Company, Employee will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Employee hereunder.

13.    Miscellaneous.

a)	Binding-Effect/ Assignability.
This Agreement is not assignable by Employee and will be binding upon Employee's heirs, executors, administrators and other legal representatives. Employee agrees that the Company may freely assign this Agreement to any successor-in-interest of the Company.

b)	Severability.
Should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed and modified to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

c)	Waiver.
Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.

d)	Controlling Law.
This Agreement will be interpreted under and enforced in accordance with the laws of the State of Colorado.

e)	Modification.
This Agreement may only be modified by the mutual written agreement of Employee and Company.

f)	Notices.
Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):

(i) If to the Company:

Advanced Emissions Solutions, Inc.
ADA-ES, Inc.
Advanced Clean Energy Solutions, LLC
Attention: Human Resources
9135 S. Ridgeline Blvd., Suite 200
Highlands Ranch, Colorado 80129

(ii) If to Employee:
Employee Name
Street Address
City, State, Zip Code

g)	Arbitration.
Any difference, claims or matters in dispute arising between Employee and the Company out of this Agreement or connected with Employee's employment shall be submitted by Employee and the Company to binding arbitration by a single arbitrator selected by the mutual agreement of the parties from members of the Judicial Arbiter Group of Denver, Colorado, or its successor. The arbitration shall be governed by the rules and regulations of the Judicial Arbiter Group or its successor and the pertinent provisions of the laws of the State of Colorado relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere. The prevailing party shall be entitled to receive reasonable attorneys' fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrator may award.

h)	At-Will Employment.
Employment with the Company is at will, meaning that both the Company and the Employee have the right to terminate the work relationship at any time, without advance notice, and for any reason.

i)	Entire Assignment.
This Agreement together with the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

Advanced Emissions Solutions, Inc.
ADA-ES, Inc.
Advanced Clean Energy Solutions, LLC
By:

Date

Employee                    Date

EXHIBIT A

Projects to be pursued by Employee that are exempt from employee agreement:

EXHIBIT B

Current versions of the following available on corporate drive where indicated.

Summary of Benefits
N:/ Human Resources / Benefits

Employee Handbook
N:/ Human Resources / Employee Handbook & Other Polices